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IMPERIAL OIL LIMITED

INDEX TO EXHIBITS

Exhibit No.	Description
(3)(ii)	By-Law No.1 of the company

19

        Exhibit (3)(ii)

BY-LAW NO. 1

SEAL
1.
The corporation may but need not have one or more corporate seals, in such form as the board of directors may determine from time to time. The impression or reproduction of a facsimile of either seal on any document shall be deemed to be the affixing of the corporate seal of the corporation to such documents.
FINANCIAL YEAR
	2.	The financial year of the corporation shall terminate on such date in each year as the board of directors may from time to time determine.
MEETINGS OF SHAREHOLDERS
3.
Meeting by Telephonic, Electronic or Other Communications Facility. Any person entitled to attend a meeting of shareholders may participate in the meeting by means of a telephonic, electronic or other communications facility made available by the corporation that permits all participants to communicate adequately with each other during the meeting. The persons participating in a meeting by such means shall be deemed to be present at that meeting. If the board of directors or the shareholders call a meeting of shareholders, the board of directors or shareholders, as the case may be, may determine that the meeting shall be held entirely by means of a telephonic, electronic or other communications facility, if the corporation makes available such a communications facility.
4.
Chair, Secretary and Scrutineers. The chair of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting: chairman of the board, chief executive officer, president, or a vice-president who is a director of the corporation. If no such officer is present within 15 minutes from the time fixed for holding the meeting, the shareholders present in person or by proxy shall choose one of the shareholders present in person to be chair of the meeting. If the secretary of the corporation is absent, the chair of the meeting shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. The chair of the meeting, or the shareholders by resolution, may appoint one or more scrutineers, who need not be shareholders, to count proxies, conduct polls, distribute and count ballots and prepare certificates as to the result of any vote. No candidate for the office of director shall be appointed a scrutineer at any meeting at which directors are being elected.

MEETINGS OF SHAREHOLDERS (cont'd)
5.
Persons Entitled to be Present. The only persons entitled to attend a meeting of shareholders of the corporation shall be those entitled to vote thereat, the directors, auditors of the corporation and others who, although not entitled to vote, are entitled by law to be present at the meeting. Any other person may be admitted by permission of the chair of the meeting.
6.	Quorum. A quorum for the transaction of business at any duly constituted meeting of shareholders shall be five persons present and entitled to vote at such meeting.
7.
Voting. At any meeting of shareholders, every question shall, unless otherwise required by law, be determined by the majority of the votes cast on the matter. Voting at any meeting of shareholders may be by a show of hands except where, either before or after any vote by show of hands, a ballot is required by the chair of the meeting or is demanded by a shareholder or proxyholder entitled to vote at the meeting. Upon a show of hands, each person present and entitled to vote at the meeting shall have one vote. Unless a ballot is required or demanded, a declaration by the chair of the meeting that the vote upon the matter has been carried, carried by a particular majority or carried unanimously or not carried shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such matter.
8.
Ballots. If a ballot is required by the chair of the meeting or demanded by a shareholder or proxyholder entitled to vote at the meeting, a ballot so required or demanded shall be taken in such manner as the chair of the meeting shall direct and the result of the ballot shall be the decision of the shareholders upon the matter in question. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. The requirement of or demand for a ballot shall not prevent the continuation of the meeting for the transaction of any business other than that on which the ballot has been required or demanded.
9.
Adjournment. The chair of the meeting may adjourn the meeting from time to time and from place to place. Any business may be brought before or dealt with at the adjourned meeting that might have been brought before or dealt with at the original meeting in accordance with the notice calling the same.

DIRECTORS
10.
Calling and Notice of Meetings. Meetings of the board of directors or of a committee of the board of directors shall be held from time to time and at such place as any director or the secretary of the board of directors or, in the case of a committee of the board, any committee member or the secretary of the committee may determine. Notice of every meeting so called shall be given to each director not less than 48 hours before the time when the meeting is to be held; provided that, meetings of the board of directors or of a committee of the board may be held without formal notice if all the directors are present and do not object to formal notice not having been given or those absent waive notice, in any manner, before or after the meeting. In addition, the board of directors may by resolution appoint a day or days in any month or months for regular meetings of the board of directors at a place and hour to be named. A copy of any resolution of the board of directors fixing the place and time of regular meetings of the board of directors shall be sent to each director forthwith after being passed.
11.
Meeting by Telephonic, Electronic or Other Communications Facility. If all the directors consent, a director may participate in a meeting of the board of directors or a committee of the board of directors by means of a telephonic, electronic or other communications facility that permits all participants in the meeting to communicate with each other during the meeting, and a person participating in such a meeting by such means is deemed to be present at the meeting. Any such consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the board of directors and of committees of the board of directors held while a director holds office.
12.
First Meeting of New Board of Directors. Provided a quorum of directors is present, each newly elected board of directors may without notice hold its first meeting immediately following the meeting of shareholders at which such board of directors is elected.
13.
Chair of Meetings of the Board of Directors. The chair of any meeting of the board of directors shall be the first mentioned of such of the following officers as has been appointed and who is a director and is present at the meeting: chairman of the board, chief executive officer, president, executive vice-president, senior vice-president, or a vice-president and, if there are present at the meeting two or more vice-presidents who hold the same designation of office (no other director of a more senior designation of office being present) then the one with the greater cumulative term or terms of office as a director shall be chair. If no such officer is present, the directors present shall choose one of their number to be chair.

DIRECTORS (cont'd)
14.
Number of Directors. The board of directors shall consist of such number of directors within the range set out in the articles of incorporation, including any amendments thereto, as the board of directors may determine from time to time by resolution.
15.
Quorum and Voting. At meetings of the board of directors, five of the directors shall form a quorum for the transaction of business; provided that the quorum of any committee of directors shall be such as the board of directors may determine by resolution. Every question shall be decided by a majority of the votes cast on the question and in the case of an equality of votes, the chair of the meeting shall be entitled to a second or casting vote.
SHARES
16.
Share Certificates. Share certificates and acknowledgments of a shareholder's right to a share certificate, respectively, shall be in such form as the board of directors shall from time to time approve. Any share certificate and acknowledgment of a shareholder's right to a share certificate, respectively, shall be signed in the manner determined by the board of directors from time to time and need not be under corporate seal.
17.
Replacement of Share Certificates. The board of directors or any officer or agent designated by the board of directors may, in its or his or her discretion, direct the issue of a new share certificate in lieu of and upon cancellation of a share certificate that has been mutilated or in substitution for a share certificate that has been lost, stolen or destroyed on payment of such fee, if any, and on such terms as to indemnity and as to evidence of loss, theft, destruction and of title as the board of directors may from time to time prescribe, whether generally or in any particular case.
18.
Transfer of Share Certificate. Subject to the provisions of the Canada Business Corporations Act or any successor statute, shares shall be transferable only on the securities register or branch securities registers maintained by or for the corporation upon surrender of the certificate representing such shares with a properly executed transfer and in such manner as the board of directors may from time to time prescribe.
19.
Joint Shareholders. If two or more persons are registered as joint holders of any share of the corporation, any one of such persons may give an effective receipt for the certificate issued in respect thereof or for any dividend, return of capital or other money payable or warrant issuable in respect of such share.

SHARES (cont'd)
20.	Bearer Share Warrants.

(a) If the bearer of a share warrant requests to be registered on the security registers of the corporation as a shareholder in respect of the shares specified in the said warrant, the bearer shall surrender the said warrant for cancellation and shall deliver to the registered office of the corporation a declaration in writing signed by the bearer requesting registration as a shareholder. The declaration shall be in such form as the board of directors may from time to time determine and shall without limiting the generality of the foregoing state the bearer's name, address and occupation.

(b) The bearer of a share warrant surrendered for cancellation in accordance with the foregoing may state in the declaration the name, address and occupation of another person whom the bearer wishes to be registered as a shareholder in respect of the shares specified in the said share warrant.
(c) The corporation shall be entitled to recognize the bearer or holder for the time being of any share warrant as the absolute owner thereof.

(d) If any share warrant be lost or destroyed the board of directors may, upon the loss or destruction of the share warrant being established to their satisfaction and upon such indemnity being given to the corporation as the board of directors think adequate and upon such other conditions as the board of directors may think fit, permit the person claiming to be entitled thereto or his or her nominee to be registered as the shareholder in respect of the shares specified in the said share warrant as if the same had been surrendered in accordance with the provisions of subclause (a) of this clause.

(e) No person as holder or bearer of a share warrant or coupon shall be entitled to receive any dividends unless and until he or she shall surrender such warrant or the warrant to which the coupon belonged, as the case may be, and be registered as a shareholder under the provisions of subclause (a) of this clause. Within 30 days of registration as a shareholder of the shares specified in the said share warrant, the shareholder shall be entitled to all dividends declared but unpaid on such shares.

(f) No person as a holder or bearer of a share warrant shall be entitled in respect thereto to receive notice of or attend or vote or exercise any of the rights of a shareholder at any meeting of the shareholders of the corporation or participate in the requisitioning of any meeting of shareholders.

DIVIDENDS
21.
A dividend payable in cash shall be paid by cheque to the order of each registered holder of shares of the class in respect of which the dividend has been declared and mailed by prepaid post to such registered holder at his or her address as recorded on the securities registers of the corporation, unless such shareholder otherwise in writing directs. In the case of joint shareholders the cheque shall, unless such joint shareholders in writing otherwise direct, be made payable to the order of all such joint shareholders and if more than one address is recorded on the securities registers of the corporation in respect of such joint holding, the cheque shall be mailed to the first address so recorded. The mailing of such cheques as aforesaid shall satisfy and discharge all liability for the dividends to the extent of the sum represented thereby, plus the amount of any tax required by law to be deducted therefrom, unless such cheque be not paid on due presentation. In the event of non-receipt of any dividend cheque by the person to whom it is so sent as aforesaid, the corporation may issue to such person a replacement cheque for a like amount upon such terms as to indemnity and evidence of non-receipt as the board of directors may from time to time prescribe, whether generally or in any particular case.
AGENTS, ATTORNEYS AND EXECUTION OF DOCUMENTS
22.
Agents and Attorneys. The board of directors may from time to time determine the directors, officers or other persons who in writing may appoint, or the board of directors may by resolution appoint, any person as the attorney or agent of the corporation for such purposes and with such powers and authorities and for such periods and subject to such conditions as may be prescribed in the written appointment.
23.
Execution of Documents. The board of directors may from time to time determine the directors, officers or other persons by whom any particular document or instrument or class of documents or instruments of the corporation may be signed on behalf of the corporation and the manner of signing thereof, including the use of facsimile reproductions of any or all signatures and the use of the corporate seal or a facsimile reproduction thereof.
NOTICES
24.
Method of Giving Notice by the Corporation. Any notice, communication or document required to be given by the corporation to a shareholder, director or other person entitled to receive such notice, communication or document, shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to the

NOTICES (cont'd)

person's address as recorded in the records of the corporation or if mailed by prepaid ordinary or air mail addressed to the person at the person's address as recorded in the records of the corporation or if sent to the person at such address by any other means of prepaid transmitted, written or recorded communication, including by facsimile or by way of an electronic document. In addition to the foregoing, any notice, communication or document required to be given by the corporation may be given to a director or an officer of the corporation by delivering the same to his or her place of business. The secretary of the corporation may change the address in the records of the corporation of any director, officer, shareholder or other person entitled to receive a notice, communication or document required to be given by the corporation, in accordance with any information believed by him or her to be reliable. A notice, communication or document so delivered shall be deemed to have been given when delivered personally or to the address as set out in the records of the corporation or if to a director or officer when delivered to his or her place of business; a notice, communication or document mailed as aforesaid shall be deemed to have been given when deposited in a post office or a public letter box in Canada; and a notice, communication or document sent as aforesaid by any other means of prepaid transmitted written or recorded communication shall be deemed to have been given when dispatched or delivered to the appropriate communication company or agency or its representative for dispatch. In the event that it is impossible or impracticable for any reason whatsoever to give notice as aforesaid, notice may be given by advertisement published once in a newspaper in such cities or places as the board of directors may from time to time determine.
25.	Signature to Notice. The signature to any notice to be given by the Corporation may be printed or otherwise mechanically reproduced thereon.
26.
Notice to Joint Shareholders. All notices, communications or documents with respect to any share registered in more than one name may, if more than one address is recorded in the records of the corporation in respect of such joint holding, be given to such joint shareholders at the first address so recorded and notice so given shall be sufficient notice to all the joint holders of any such shares.
27.
Omission and Errors. The accidental omission to give any notice to any shareholder, director or other person entitled to receive notice from the corporation or the non-receipt of any notice by such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken pursuant to such notice or otherwise founded thereon.

NOTICES (cont'd)
28.
Persons Entitled by Death or Operation of Law. Every person who, by operation of law, transfer, death or by any other means whatsoever, shall become entitled to any share of the corporation, shall be bound by every notice in respect of such share which shall have been duly given to the person from whom he or she derives the title to such share, prior to his or her name and address being entered on the securities registers of the corporation, whether such notice was given before or after the happening of the event upon which he or she became so entitled.
INTERPRETATION
29.
In this by-law, unless the context otherwise requires, words importing the singular number only shall include the plural, the masculine gender shall include the feminine and neuter genders and vice versa; words importing persons shall include an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, and any number or aggregate of persons.
EFFECTIVE DATE AND REPEAL
30.	Effective Date. This by-law shall come into force on the date that it is confirmed by the shareholders.
31.
Repeal. All previous by-laws of the corporation are repealed as of the coming into force of this by-law, provided that such repeal shall not affect the previous operation of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under or the validity of any contract or agreement made pursuant to any such by-law prior to its repeal. All officers and persons acting under any by-law so repealed shall continue to act as if appointed under the provisions of this by-law and all resolutions of the shareholders or board of directors with continuing effect passed under any repealed by-law shall continue good and valid except to the extent inconsistent with this by-law and until amended or repealed.

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INDEX TO EXHIBITS